                                                                    Exhibit 23.5

To the Stockholders
Smith & Radigan, P.C.:

We consent to the incorporation by reference in the registration statements Nos. 333-27825 and 333-15413 on Forms S-3; No. 333-40331 on Form S-3 as amended; and
No. 333-40313 on Form S-4 as amended of our report dated February 6, 1998, with respect to the balance sheet of Smith & Radigan, P.C. as of December 3, 1997, and the related statements of operations and retained earnings and cash flows for the period January 1, 1997 through December 3, 1997, which report appears in the Form 8-K of Century Business Services, Inc. dated February 20, 1998.


/s/ KPMG Peat Marwick LLP

Atlanta, Georgia
February 20, 1998







                                     100